EXHIBIT 4.4

Amended and Restated AirToken Terms & Conditions

Effective as of September 11, 2019

PLEASE READ THESE AMENDED AND RESTATED AIRTOKEN TERMS AND CONDITIONS CAREFULLY. NOTE THAT SECTION 11 CONTAINS A BINDING ARBITRATION CLAUSE AND CLASS ACTION WAIVER, WHICH AFFECT YOUR LEGAL RIGHTS. IF YOU DO NOT AGREE TO THESE AMENDED AND RESTATED AIRTOKEN TERMS AND CONDITIONS, DO NOT ACQUIRE, HOLD OR USE AIRTOKENS.

Your acquisition and use of the ERC-20 tokens known as AirTokens issued by CarrierEQ, Inc. d/b/a Airfox, a Delaware corporation (“Airfox,” “Company,” “we,” or “us”) and to participate in the “AirToken Project” is subject to these Amended and Restated Terms AirToken Terms and Conditions (“Terms and Conditions”), which supersede and replace in its entirety any prior terms and conditions, including those Amended and Restated Terms of Sale. Each of you and Company is a “Party,” and together the “Parties.”

These Terms and Conditions are effective as of the date written above. If you purchased AirTokens from us during the original token sale or otherwise acquired AirTokens, you agree that you are bound by these Terms and Conditions and all terms incorporated by reference, including any of our privacy policies in effect from time to time. You are advised to read these terms and conditions in their entirety. If you have any questions regarding these Terms and Conditions, please contact us at corporate@airfox.io.

You and Company agree as follows:

1.

Intended Purpose and Planned Use of AirTokens on the Airfox Platform

a.

We are developing a software technology platform (the “AirFox Platform”) initially consisting of two applications: a digital wallet application (the “Airfox Wallet”) and an alternative credit scoring and lending application. The Airfox Platform is designed and built as a Software as Service (or SaaS) offering. We expect to generate revenue from these applications from fixed recurring fees, transaction fees, third party fees and interest income. Our initial markets are expected to be the underbanked and unbanked markets in Brazil.

b.

Airfox Wallet. The Airfox Wallet is a digital banking application that holds users’ cash and can be used to process a variety of consumer transactions. It is designed to meet the needs of those who primarily use cash because financial services are inaccessible to them. Airfox has partnered with more than 300,000 physical locations throughout Brazil (including post offices and banks) to allow users to convert funds from physical to digital currency. Airfox customers can walk into a location, make a deposit, and see the value added to their mobile wallet. The funds are made available for use within 48 hours.

c.

Alternative Credit Scoring. We are in the process of developing an alternative credit scoring system using the information on financial transactions and data on other interactions from users’ smartphones that are collected by our Airfox Wallet application. The data collected will be analyzed by Airfox’s proprietary machine-learning algorithms, which will examine the user’s financial and behavioral trends to generate personalized credit scores for each customer, regardless of whether the customer has a formal credit history. We will leverage the insights from our alternative credit scoring algorithm to offer lower interest rates than traditional financial institutions on personal loans and working capital loans for small businesses pursuant to our peer-to-peer lending application described below. Also, for a fee, we will offer credit scoring as a service to third parties such as landlords doing background checks on prospective tenants, telecom companies determining eligibility for payment plans, and utility companies determining eligibility for establishing new service.

d.

Peer to Peer Lending. As our Airfox Wallet user base grows, we intend to evolve the AirToken Platform into a fully functioning, blockchain-based, peer-to-peer lending application that will enable anyone from around the world to provide capital for a microloan to a diversified cohort of borrowers. Our technology is expected to harness the decentralized power of the Ethereum blockchain to create a digital ledger of the user’s behavioral and transactional data to fund a new financial asset class from a global pool of lenders seeking to make socially impactful microloans or diversified, high-yield returns. Airfox plans to assume the role of the microloan underwriter and facilitate requests for loans from users who apply via the Airfox Platform. Airfox plans to issue the user’s debt in a tokenized smart contract as a non-fungible token representing the microloan note. The note would then be held or traded on a secondary market. As time progresses, we plan to facilitate the AirToken exchange process for lenders and borrowers abstracting away most technical details, which we expect will allow for institutional, enterprise, and mass adoption. Our backend systems should enable the Airfox Platform to convert lender’s fiat currency into AirToken and immediately transfer them to the borrower’s Airfox Wallet, wherein it would be immediately converted into local fiat currency within their Airfox Wallet balance. The borrower could then access the capital as needed. When their first repayment installment becomes due, the borrower will be able to deposit cash at a local store or ATM directly into their Airfox Wallet and repay the loan from the Airfox Platform. Eventually, the borrower’s AirFox Wallet will be integrated with the platform and users will be able to purchase AirTokens on-line to transfer back into the lender’s account.

2.

AirToken Project Expectations and Development

a.

You understand and accept that you have no expectation of influence over the management, development or deployment of the AirToken Project, and that the scope of the AirToken Project (including any contemplated functionality of the AirTokens) may change at any time, in Airfox’s sole discretion, without any notice or disclosure.

b.

You understand and accept that the AirToken Project will need to go through substantial development changes and revisions. You understand and accept that as part of the development, an upgrade of the Airfox Platform may be required and that, if you decide not to participate in such upgrade, you may no longer use any AirTokens held by you and that non-upgraded AirTokens may lose their functionality (if any) in full.

3.

Additional Information

Additional information regarding the AirTokens, AirFox, the AirToken Project, the Airfox Platform and all other important information related to these matters  is set forth in the Company’s Form 10 Registration Statement filed with the U.S. Securities and Exchange Commission, which is incorporated herein by reference.

4.

Risks

You understand and accept that there are material risks associated with using, owning, acquiring or transferring AirTokens, including those risk factors set forth in Item 1A of the Company’s Form 10 Registration Statement, filed with the U.S. Securities and Exchange Commission, each of which is incorporated herein by reference.

5.

Security

a.

Your Security. You are responsible for implementing reasonable measures for securing the wallet, vault or other storage mechanism you use to receive and hold AirTokens, including any requisite private key(s) or other credentials necessary to access such storage mechanism(s). If your private key(s) or other access credentials are lost, you may lose access to your AirTokens. We are not responsible for any such losses. You will implement reasonable and appropriate measures designed to secure access to (i) any device connected with the email address associated with your account, (ii) private keys required to access any relevant Ethereum address or your AirTokens, and (iii) your username, password and any other login or identifying credentials. In the event that you are no longer in possession of any device connected with your account or are not able to provide your login or identifying credentials, we may, in our sole discretion, and only if we are able, grant access to your account to any person providing additional credentials to us. We reserve the right to determine the additional credentials required, which may include a sworn, notarized statement of identity.

b.

Additional Information. By accepting these Terms and Conditions, you agree that personal data about you may be collected and stored as well as processed for administering and maintaining our business or as otherwise needed in connection with the operation or development of the Airfox Platform. Therefore, you will provide to us, immediately upon our request, information that we, in our sole discretion, deem to be required to maintain compliance with any federal, state, local, domestic or foreign law, regulation or policy. Such information may include a passport, driver’s license, utility bill, photographs of you, government identification cards, or sworn statements.

c.

Your Information. We may use aggregate statistical information about your activity, including your activity on the Airfox Platform and logins to various websites, for marketing or any other purpose in our sole discretion. We may use your internet protocol address to verify your ownership, acquisition or transfer of AirTokens. However, we will not release your personally identifying information to any third-party without your consent, except as not prohibited by law or as set forth in these Terms and Conditions and any of our privacy policies in effect from time to time.

6.

Taxation

a.

You bear the sole responsibility for any and all tax consequences related directly or indirectly to your acquisition, use, ownership, transfer or sale of the AirTokens.

b.

By acquiring, using, owning, transferring or selling AirTokens, and to the extent permitted by law, you agree not to hold the Company or its affiliates or any third-party (including developers, auditors, contractors or founders) liable for any tax liability associated with or arising from the your acquisition, use, ownership, transfer or sale of AirTokens or any other action or transaction related to the AirToken Project.

(i)

Proprietary Rights

(a)

Suggestions. If you provide any suggestions to us or our affiliates, we will own all right, title, and interest in and to those suggestions, even if you have designated the suggestions as confidential or proprietary. We and our affiliates will be entitled to use the suggestions without restriction. You irrevocably assign to us all right, title, and interest in and to the suggestions and agree to provide us any assistance we may require to document, perfect, and maintain our rights in the suggestions.

(b)

Hardware and Software. Under no circumstances will you gain any proprietary rights in any computer hardware or software used by us or any of our affiliates.

(c)

Intellectual Property. We retain all right, title and interest in all of our intellectual property, including inventions, discoveries, processes, marks, methods, compositions, formulae, techniques, information and data, whether or not patentable, copyrightable or protectable in trademark, and any trademarks, copyrights or patents based thereon. You may not use any of our intellectual property for any reason, except with our express, prior, written consent which may be revoked by us.

7.

Indemnification

a.

To the fullest extent permitted by applicable law, you will indemnify, defend and hold harmless Company and our respective past, present and future employees, officers, directors, contractors, consultants, equity holders, suppliers, vendors, service providers, parent companies, subsidiaries, affiliates, agents, representatives, predecessors, successors and assigns (the “Company Parties”) from and against all claims, demands, actions, damages, losses, costs and expenses (including attorneys’ fees) that arise from or relate to: (i) your acquisition, use, ownership, transfer or sale of AirTokens, (ii) your responsibilities or obligations under these Terms and Conditions, (iii) your violation of these Terms and Conditions, or (iv) your violation of any rights of any other person or entity.

b.

Company reserves the right to exercise sole control over the defense, at your expense, of any claim subject to indemnification under Section 7(a). This indemnity is in addition to, and not in lieu of, any other indemnities set forth in a written agreement between you and the Company.

8.

Disclaimers

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT AS OTHERWISE SPECIFIED IN A WRITING BY US, (A) THE AIRTOKENS ARE SOLD ON AN “AS IS” AND “AS AVAILABLE” BASIS WITHOUT WARRANTIES OF ANY KIND, AND WE EXPRESSLY DISCLAIM ALL IMPLIED WARRANTIES AS TO THE AIRTOKENS, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT; (B) WE DO NOT REPRESENT OR WARRANT THAT THE AIR AIRTOKENS ARE RELIABLE, CURRENT OR ERROR-FREE, MEET YOUR REQUIREMENTS, OR THAT DEFECTS IN THE AIRTOKENS WILL BE CORRECTED; AND (C) WE CANNOT AND DO NOT REPRESENT OR WARRANT THAT THE AIRTOKENS OR THE DELIVERY MECHANISM FOR AIRTOKENS ARE FREE OF VIRUSES OR OTHER HARMFUL COMPONENTS.

WE DO NOT AND WILL NOT PROVIDE YOU WITH ANY SOFTWARE OTHER THAN THE AIRTOKENS IN YOUR RESULTING DISTRIBUTION.

YOU UNDERSTAND THAT AIRTOKENS, BLOCKCHAIN TECHNOLOGY, THE ETHEREUM PROTOCOL, NEM BLOCKCHAIN, ETHER AND XEM ARE NEW AND UNTESTED TECHNOLOGIES OUTSIDE OF OUR CONTROL AND ADVERSE CHANGES IN MARKET FORCES OR TECHNOLOGY WILL EXCUSE OUR PERFORMANCE UNDER THESE TERMS.

TRANSACTIONS USING BLOCKCHAIN TECHNOLOGY, SUCH AS THOSE INVOLVING THE AIRTOKEN SALE, ARE AT RISK TO MULTIPLE POTENTIAL FAILURES, INCLUDING HIGH NETWORK VOLUME, COMPUTER FAILURE, BLOCKCHAIN FAILURE OF ANY KIND, AND USER FAILURE. WE ARE NOT RESPONSIBLE FOR ANY LOSS OF DATA, ETHER, XEM, AIRTOKENS, HARDWARE OR SOFTWARE RESULTING FROM ANY TYPES OF FAILURES.

Some jurisdictions do not allow the exclusion of certain warranties or disclaimer of implied terms in contracts with consumers, so some or all of the exclusions of warranties and disclaimers in this Section may not apply to you.

9.

Limitation of Liability

a.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW: (I) IN NO EVENT WILL COMPANY OR ANY OF THE COMPANY PARTIES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR EXEMPLARY DAMAGES OF ANY KIND (INCLUDING, BUT NOT LIMITED TO, WHERE RELATED TO LOSS OF REVENUE, INCOME OR PROFITS, LOSS OF USE OR DATA, OR DAMAGES FOR BUSINESS INTERRUPTION) ARISING OUT OF OR IN ANY WAY RELATED TO THE SALE OR USE OF AIRTOKENS OR OTHERWISE RELATED TO THESE TERMS AND CONDITIONS, REGARDLESS OF THE FORM OF ACTION, WHETHER BASED IN CONTRACT, TORT (INCLUDING, BUT NOT LIMITED TO, SIMPLE NEGLIGENCE, WHETHER ACTIVE, PASSIVE OR IMPUTED), OR ANY OTHER LEGAL OR EQUITABLE THEORY (EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE); AND (II) IN NO EVENT WILL THE AGGREGATE LIABILITY OF COMPANY AND THE COMPANY PARTIES (JOINTLY), WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE, WHETHER ACTIVE, PASSIVE OR IMPUTED), OR OTHER THEORY, ARISING OUT OF OR RELATING TO THESE TERMS AND CONDITIONS OR THE USE OF OR INABILITY TO USE AIRTOKENS, EXCEED THE AMOUNT YOU PERSONALLY PAID TO US IN EXCHANGE FOR THE AIRTOKENS.

b.

THE LIMITATIONS SET FORTH IN SECTION 9(a) WILL NOT LIMIT OR EXCLUDE LIABILITY FOR THE GROSS NEGLIGENCE, FRAUD OR INTENTIONAL, WILLFUL OR RECKLESS MISCONDUCT OF COMPANY

c.

You acknowledge and agree that, to the fullest extent permitted by any applicable law, you will not hold any developers, auditors, contractors or founders of the Company, the AirTokens, the Airfox Platform and/or AirToken Project liable for any and all damages or injury whatsoever caused by or related to the use of, or the inability to use, AirTokens or any failure to develop or implement the AirToken Project or the Airfox Platform under any cause or action whatsoever of any kind in any jurisdiction, including, without limitation, actions for breach of warranty, breach of contract or tort (including negligence) and that developers, auditors, contractors or founders of the Company, the AirTokens, the Airfox Platform and/or the AirToken Project shall not be liable for any indirect, incidental, special, exemplary or consequential damages, including for loss of profits, goodwill or data, in any way whatsoever arising out of the use of, or the inability to use of the Airfox Platform, the AirToken Project and/or AirTokens.

d.

You further specifically acknowledge that developers, auditors, contractors or founders of the Company, the AirTokens, the Airfox Platform and/or the AirToken Project are not liable, and you agree not to seek to hold them liable, for the conduct of third parties, including other developers, auditors or contractors employed or engaged in connection with the AirTokens, the Airfox Platform or the AirToken Project, and that the risk of acquiring, creating, owning and using AirTokens rests entirely with you.

e.

By acquiring, owning or using AirTokens, and to the fullest extent permitted by law, you agree not to hold any third-party (including developers, auditors, contractors or founders) liable for any regulatory implications or liability associated with or arising from the creation, ownership or use of AirTokens or any other action or transaction related to the AirToken Project.

10.

Release

To the fullest extent permitted by applicable law, you release Company and the other related parties from responsibility, liability, claims, demands and/or damages (actual and consequential) of every kind and nature, known and unknown (including, but not limited to, claims of negligence), arising out of or related to disputes between users and the acts or omissions of third parties. You expressly waive any rights you may have under California Civil Code § 1542 as well as any other statute or common law principles that would otherwise limit the coverage of this release to include only those claims which you may know or suspect to exist in your favor at the time of agreeing to this release.

11.

Dispute Resolution; Arbitration

PLEASE READ THE FOLLOWING SECTION CAREFULLY BECAUSE IT REQUIRES YOU TO ARBITRATE CERTAIN DISPUTES AND CLAIMS WITH COMPANY AND LIMITS THE MANNER IN WHICH YOU CAN SEEK RELIEF FROM US.

a.

Binding Arbitration. Except for any disputes, claims, suits, actions, causes of action, demands or proceedings (collectively, “Disputes”) in which either Party seeks to (a) bring an individual action in small claims court, or (b) seeks injunctive or other equitable relief for the alleged unlawful use of intellectual property, including, without limitation, copyrights, trademarks, trade names, logos, trade secrets or patents, or (c) bring an action for claims under the federal securities laws, you and Company (i) waive your and Company’s respective rights to have any and all Disputes arising from or related to these Terms resolved in a court, and (ii) waive your and Company’s respective rights to a jury trial. Instead, you and Company will arbitrate Disputes through binding arbitration (which is the referral of a Dispute to one or more persons charged with reviewing the Dispute and making a final and binding determination to resolve it instead of having the Dispute decided by a judge or jury in court).

b.

No Class Arbitrations, Class Actions or Representative Actions. Any Dispute arising out of or related to these Terms is personal to you and Company and will be resolved solely through individual arbitration and will not be brought as a class arbitration, class action or any other type of representative proceeding. There will be no class arbitration or arbitration in which an individual may resolve a Dispute as a representative of another individual or group of individuals. Further, a Dispute cannot be brought as a class or other type of representative action, whether within or outside of arbitration, or on behalf of any other individual or group of individuals.

c.

Notice; Informal Dispute Resolution. Each Party will notify the other Party in writing of any arbitrable or small claims Dispute within thirty (30) days of the date it arises, so that the Parties can attempt in good faith to resolve the Dispute informally. Notice to Company shall be sent by email to Company at corporate@airfox.io Notice to you shall be by email to the then-current email address in your Account. Your notice must include (i) your name, postal address, email address and telephone number, (ii) a description in reasonable detail of the nature or basis of the Dispute, and (iii) the specific relief that you are seeking. If you and Company cannot agree how to resolve the Dispute within thirty (30) days after the date notice is received by the applicable Party, then either you or Company may, as appropriate and in accordance with this Section 11, commence an arbitration proceeding or, to the extent specifically provided for in Section 11(a), file a claim in court.

d.

Federal Arbitration Act. These Terms affect interstate commerce and the enforceability of this Section 11 will be both substantively and procedurally governed by and construed and enforced in accordance with the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (the “FAA”), to the maximum extent permitted by applicable law.

e.

Process. Any arbitration will occur in Boston, Massachusetts. Arbitration will be conducted confidentially by a single arbitrator in accordance with the rules of the Judicial Arbitration and Mediation Services (“JAMS”), which are hereby incorporated by reference. The state and federal courts located in Boston, Massachusetts will have exclusive jurisdiction over any appeals and the enforcement of an arbitration award. You may also litigate a Dispute in the small claims court located in the county where you reside if the Dispute meets the requirements to be heard in small claims court.

f.

Authority of Arbitrator. As limited by the FAA, these Terms and the applicable JAMS rules, the arbitrator will have (i) the exclusive authority and jurisdiction to make all procedural and substantive decisions regarding a Dispute, including the determination of whether a Dispute is arbitrable, and (ii) the authority to grant any remedy that would otherwise be available in court; provided, however, that the arbitrator does not have the authority to conduct a class arbitration or a representative action, which is prohibited by these Terms. The arbitrator may only conduct an individual arbitration and may not consolidate more than one individual’s claims, preside over any type of class or representative proceeding or preside over any proceeding involving more than one individual.

g.

Rules of JAMS. The rules of JAMS and additional information about JAMS are available on the JAMS website. By agreeing to be bound by these Terms, you either (i) acknowledge and agree that you have read and understand the rules of JAMS, or (ii) waive your opportunity to read the rules of JAMS and any claim that the rules of JAMS are unfair or should not apply for any reason.

12.

Governing Law and Venue

These Terms will be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to conflict of law rules or principles that would cause the application of the laws of any other jurisdiction. Any Dispute between the Parties arising out or relating to these Terms that is not subject to arbitration or cannot be heard in small claims court shall be resolved exclusively in the courts of the State of Massachusetts in the City of Boston or in the United States District Court for the District of Massachusetts.

13.

Severability

If any term, clause or provision of these Terms is held unlawful, void or unenforceable, then that term, clause or provision will be severable from these Terms and will not affect the validity or enforceability of any remaining part of that term, clause or provision, or any other term, clause or provision of these Terms.

14.

Modifications to the Terms.

We may amend, modify, replace or supplement these Terms and Conditions at any time in our sole discretion by posting a revised version on the Company’s website, other channel we make available or, only if you have provided us with an email address, by email. The modified provisions will become effective immediately upon posting or the date indicated in the posting, or if we notify you by email, as stated in the email. It is your responsibility to check the Company Site and other channels regularly for modifications. Your continued use or ownership of AirTokens, use of the Airfox Platform or any application related thereto or developed by the Company after any modification become effective constitutes your acceptance of the modification.

15.

Miscellaneous

a.

Use of AirTokens. These Terms and Conditions govern the acquisition, ownership and use of AirTokens and supersede any prior public statements about the AirTokens or their intended use, utility or functionality.

b.

Force Majeure. We and our affiliates will not be liable for any delay or failure to perform any obligation under these Terms where the delay or failure results from any cause beyond our reasonable control, including acts of God, labor disputes or other industrial disturbances, electrical, telecommunications, hardware, software or other utility failures, earthquake, storms or other elements of nature, blockages, embargoes, riots, acts or orders of government, acts of terrorism, war, changes in blockchain technology, changes in the Ethereum or Snip protocols or any other force, event or condition outside of our control.

c.

Independent Contractors. We and you are independent contractors, and neither party, nor any of their respective affiliates, is an agent of the other for any purpose or has the authority to bind the other.

d.

No Third-Party Beneficiaries. These Terms and Conditions do not create any third-party beneficiary rights in any person except for any of our affiliates or licensors as provided herein.

e.

U.S. Government Rights. If provided to the U.S. Government, AIRs are provided as “commercial items,” “commercial computer software,” “commercial computer software documentation,” and “technical data” with the same rights and restrictions generally applicable to software services. If you are acquiring AirTokens on behalf of the U.S. Government and these terms fail to meet the U.S. Government’s needs or are inconsistent in any respect with federal law, you will immediately discontinue your purchase of the AirTokens. The terms “commercial item”, “commercial computer software,” “commercial computer software documentation,” and “technical data” are defined in the Federal Acquisition Regulation and the Defense Federal Acquisition Regulation Supplement.

f.

Import and Export Compliance. In connection with these Terms and Conditions, you will comply with all applicable import, reimport, export, and re-export control and laws, regulations, guidance and programs, including the Export Administration Regulations, the International Traffic in Arms Regulations, and country or individual specific economic sanctions programs implemented by the Office of Foreign Assets Control. You are solely responsible for compliance related to your use or transfer of AirTokens.

g.

Notice.

(i)

To You: We may provide any notice to you under these Terms by: (A) posting a notice on the Company’s website; (B) sending an email to the email address then associated with your account; or (C) sending a letter to the physical address then associated with your account. Notices we provide by posting on the Company’s website will be effective upon posting and notices we provide by email and physical mail will be effective when we send the email or letter. It is your responsibility to keep your email address and physical address current. You will be deemed to have received any email sent to the email address or letter sent to the physical address then associated with your account when we send the email or letter, whether or not you actually receive or read the email or letter.

(ii)

To Us: To give us notice under these Terms, you must contact AirToken by email to corporate@airfox.io and 114 Western Ave, Allston, MA 02134 with the subject “Legal Notice Under Terms & Conditions.” We may update this email address for notices to us by posting a notice on the Company’s website or sending an email to you. Notices to us will be effective when received by us.

(iii)

Language:  All communications and notices to be made or given pursuant to these Terms must be in the English language.

h.

Assignment. You will not assign these Terms and Conditions, or delegate or sublicense any of your rights under these Terms, without our prior written consent. Any assignment or transfer in violation of this Section 15(i) will be void. We may assign these Terms and Conditions or any of its provisions without your consent. Subject to the foregoing, these Terms and Conditions will be binding upon, and inure to the benefit of the parties and their respective successors and permitted assigns.

i.

No Waivers. The failure by us to enforce any provision of these Terms and Conditions will not constitute a present or future waiver of such provision nor limit our right to enforce such provision at a later time. All waivers by us must be in writing to be effective.

j.

No Waivers of Any Right Under the Federal Securities Laws. None of the indemnification provisions, disclaimers, limitations of liability, and releases contained in these Terms and Conditions constitute waivers of any right or rights you may have under the federal securities laws.

k.

Reformation and Severability. If any provision of these Terms and Conditions is held to be invalid or unenforceable, the remaining provisions of these Terms and Conditions will remain in full force and effect. Any invalid or unenforceable provisions will be interpreted to effect the intent of the original provisions. If such construction is not possible, the invalid or unenforceable provision will be severed from these Terms and Conditions, but the rest of these Terms and Conditions will remain in full force and effect.

September 11, 2019